CONTENT="Microsoft Word 97"> FIRST PACIFIC ADVISORS, INC

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6 )*

House2Home

(Name of Issuer)

Common Stock

(Title of Class of Securities)

44183S105

(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE 1 OF 7 PAGES

CUSIP No. 44183S105

1) NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

First Pacific Advisors, Inc.

04-3118452

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(A) [ ]

N/A (B) [ ]

3) SEC USE ONLY

4) CITIZENSHIP OR PLACE OF ORGANIZATION

Massachusetts

(5) SOLE VOTING POWER

-0-

NUMBER OF

SHARES (6) SHARED VOTING POWER

BENEFICIALLY 87,105

OWNED BY EACH

REPORTING (7) SOLE DISPOSITIVE POWER

PERSON WITH -0-

(8) SHARED DISPOSITIVE POWER

96,892

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

96,892

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.3

12) TYPE OF REPORTING PERSON*

IA

*SEE INSTRUCTION BEFORE FILLING OUT!

PAGE 2 OF 7 PAGES

ITEM 1(a) NAME OF ISSUER.

House2Home

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

3345 Michelson Drive, Irvine, CA 92612

ITEM 2(a) NAME OF PERSON FILING.

First Pacific Advisors, Inc.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c) CITIZENSHIP OR PLACE OF ORGANIZATION.

Massachusetts

ITEM 2(d) TITLE OF CLASS OF SECURITIES.

Common Stock

ITEM 2(e) CUSIP NUMBER.

44183S105

ITEM 3 REPORTING PERSON.

See Item 12 on cover page

ITEM 4 OWNERSHIP.

See Items 5 - 11 on cover page

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

First Pacific Advisors, Inc. had imputed beneficial ownership of less than 5% of the outstanding Common Stock of House2Home, Inc. as of November 30, 2001.

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

PAGE 3 OF 7 PAGES

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10 CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 7, 2001

Date

/s/ J. Richard Atwood

Signature

J. Richard Atwood, Principal and Chief Operating Officer

Name/Title

PAGE 4 OF 7 PAGES

CUSIP No. 44183S105

1) NAME OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

FPA Capital Fund, Inc.

94-1632697

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(A) [ ]

N/A (B) [ ]

3) SEC USE ONLY

4) CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

(5) SOLE VOTING POWER

-0-

NUMBER OF

SHARES (6) SHARED VOTING POWER

BENEFICIALLY -0-

OWNED BY EACH

REPORTING (7) SOLE DISPOSITIVE POWER

PERSON WITH -0-

(8) SHARED DISPOSITIVE POWER

-0-

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0

12) TYPE OF REPORTING PERSON*

IV

*SEE INSTRUCTION BEFORE FILLING OUT!

PAGE 5 OF 7 PAGES

ITEM 1(a) NAME OF ISSUER.

House2Home

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

3345 Michelson Drive, Irvine, CA 92612

ITEM 2(a) NAME OF PERSON FILING.

FPA Capital Fund, Inc.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

ITEM 2(c) CITIZENSHIP OR PLACE OF ORGANIZATION.

Maryland

ITEM 2(d) TITLE OF CLASS OF SECURITIES.

Common Stock

ITEM 2(e) CUSIP NUMBER.

44183S105

ITEM 3 REPORTING PERSON.

See Item 12 on cover page

ITEM 4 OWNERSHIP.

See Items 5 - 11 on cover page

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

FPA Capital Fund, Inc. had no beneficial ownership of the Common Stock of House2Home, Inc. as of November 30, 2001.

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

PAGE 6 OF 7 PAGES

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10 CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 7, 2001

Date

/s/ J. Richard Atwood

Signature

J. Richard Atwood, Treasurer

Name/Title

PAGE 7 OF 7 PAGES